<DOCUMENTS>
 TYPE N-8A
<SEQUENCE>1
<FILENAME>n-8a.txt
 DESCRIPTION NOTIFICATION OF REGISTRATION
 TEXT

                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form N-8A

                          NOTIFICATION OF REGISTRATION
     FILED PURSUANT TO SECTION 8 (A) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8 (a) of the Investment
Company Act of 1940 and in connection with notification of registration submits the following information:

Name:  Bread & Butter Fund Inc.

Address of Principal Business Office
(Number & Street,        City   State, Zip Code):
3633 Hill Rd. 2nd Flr. Parsippany, NJ  07054

Telephone Number: 973-331-1000

Name and Address of Agent for Service of Process:
James B. Potkul   3633 Hill Rd. 2nd Flr. Parsippany, NJ 07054

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES


Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the town of Parsippany and State of New Jersey on the 8th day of April 2005.



            (SEAL)


     Bread & Butter Fund Inc.


     By:/s/ James B. Potkul
     __________________________
            James B. Potkul, President


     Attest:/s/ Donald McDermott
     ______________________________
                Donald McDermott, Chairman of the Board